Don A. Steffens
8615 E. Florence Avenue Suite 21 O
Downey, CA 90240
(562) 430-1100



September 28, 2001

Board of Directors of
OmniNet Media Corporation
One World Trade Center 8th Floor
Long Beach, CA 90831

Gentlemen:

With regret, I hereby submit my resignation as President and Director of OmniNet Media Corporation, effective September 28, 2001 @ 2:00 PM/PST, which is due to the insolvency of the Company. it was understood and agreed upon that the original OmniNet Media Shareholders would help provide for start-up capital to execute its approved Business Plan. This never happened. Since the inception of OmniNet Media, the company has received $140,000 from some of its shareholders, which is clearly not adequate to execute the company's marketing plan. Unfortunately, I cannot continue to financially support the operations, as well as business development and the ongoing regulatory compliance issues.

Respectfully submitted,


Don A. Steffens